Exhibit 10.1

EFUNDS CORPORATION
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PROGRAM
(as amended September 22, 2006)

1. Purposes of the Program. The purposes of the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Program”) are to (i) provide a method of allowing non-employee directors of eFunds Corporation (“eFunds” or the “Company”) to defer the payment of all or a part of their retainer and/or meeting fees, as fixed from time to time by the Board of Directors of eFunds (the “Board”), (ii) enable the Company’s non-employee directors to defer the settlement of any restricted stock unit awards made to them in 2007 and thereafter and (iii) provide non-employee directors with an opportunity to increase their ownership of eFunds Common Stock (“Common Stock”). The Program is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Under the Program, a director may elect to defer the receipt of any or all of his or her annual cash retainer and/or meeting fees, including committee meeting fees (“Director Fees”). Directors may also elect to defer the settlement of any restricted stock unit (“RSUs”) awards made to them in 2007 and thereafter (RSU awards that have their settlement dates deferred pursuant to this Program are herein referred to as “Deferred Settlement RSUs”). Shares of Common Stock to be issued under the Program will be issued pursuant to the eFunds Corporation 2000 Stock Incentive Plan, as amended, or the eFunds Corporation 2006 Stock Incentive Plan (or any successor plan).

2. Eligibility. Directors of eFunds who are not also officers or other employees of eFunds or any of its subsidiaries are eligible to participate in this Program (“Eligible Directors”). Eligible Directors who elect to participate in the Program are hereinafter referred to as “Participants.”

3. Plan Periods. The first Plan Period shall commence on April 1, 2001 and end on December 31, 2001. Each subsequent Plan Period shall commence on January 1 and end on December 31.

4. Administration. This Program shall be administered by the Compensation Committee of the Board (the “Committee”).

5. Deferral Election.

5.1. Manner of Making Deferral Election. An Eligible Director may elect to defer payment of his or her Director Fees to be earned during any Plan Period, or to defer the settlement of any RSU granted to him or her during any Plan Period commencing after December 31, 2006,by filing an election with the Committee, on a form provided by the Committee for that purpose (a “Deferral Election”), prior to the first day of such Plan Period; provided, however, that an individual who first becomes an Eligible Director during a given Plan Period shall have 30 days following his or her election to make a Deferral Election with respect to the Director Fees received by them following their election. Eligible Directors may not defer the settlement of any RSUs granted to them prior to their submission of a Deferral Election (including in connection with their election). Each Deferral Election shall specify a percentage up to 100% of the Director Fees to be deferred. Elections to defer the settlement of an RSU must relate to the entirety of the RSU award. Each Deferral Election shall be irrevocable and shall (except as provided in Section 6.3(d)) remain in effect until changed in accordance with the terms and conditions of this Program or until it is superseded by a subsequent Deferral Election. Prior to the beginning of each Plan Period, the Eligible Directors will be given the opportunity to revise their Deferral Elections for the upcoming Plan Period by filing a new Deferral Election with the Committee. The new election shall become effective on the first day of the subsequent Plan Period.

5.2 Payment Dates. Deferrals of Director Fees under the Plan shall be credited on March 31, June 30, September 30 and December 31 (each, a “Valuation Date”) of each Plan Period. Deferrals related to the settlement of an RSU shall be credited on the vesting dates associated with that RSU.

5.3 Credits to Deferred Accounts.

(a) Credits to Deferred Stock Account. Subject to Section 5.8, all deferrals credited on or before May 31, 2005 or after January 1, 2007 will be credited to a Participant’s Deferred Stock Account in the form of RSUs or Deferred Settlement RSUs. Deferrals credited between May 31, 2006 and December 31, 2006 may, but need not, be credited to a Participant’s Deferred Stock Account. Each RSU and Deferred Settlement RSU shall represent the right to receive one share of Common Stock. The number of whole and fractional RSUs credited to a Participant’s Deferred Stock Account in respect of any deferred Director Fees shall be determined by dividing the amount of the Fees deferred on a given Valuation Date by the Fair Market Value (as defined below) of a share of Common Stock on such Valuation Date (computed to two decimal places). The number of Deferred Settlement RSUs credited to a Participant’s Deferred Stock Account in connection with the deferral of the settlement of an RSU shall be equal to the number of RSUs that would otherwise have settled on the date of such credit (with such credit being considered a lapse in the vesting restrictions associated with the original RSU and not the issuance of a new derivative security).

(b) Credits to Deferred Cash Account. Deferrals credited on or after June 1, 2005 and before May 31, 2006, shall be credited to a Participant’s Deferred Cash Account in the form of Cash Units. Deferrals credited between May 31, 2006 and December 31, 2006 may, but need not be, credited to a Participant’s Deferred Cash Account. The Cash Units credited to a Participant’s Deferred Cash Account on each Valuation Date shall be equal to the amount of the Participant’s Director Fees payable on such Valuation Date and specified for deferral pursuant to Section 5.1.

5.4 Conversion of Deferred Cash Accounts. The Committee may, at any time and in the exercise of its sole discretion, permit or require the balances of Participant’s Deferred Cash Accounts to be converted into RSUs and credited towards their Deferred Stock Accounts. The manner of any such conversion shall be on such terms and conditions as the Committee may deem to be just and reasonable; provided, however, that such terms and conditions may not materially expand or contract the benefits intended to be extended to the Participants hereunder.

5.5. Dividend Equivalent Payments. Subject to Section 5.8, any time a cash dividend is paid on the Company’s Common Stock, a Participant who has RSUs or Deferred Settlement RSUs in his or her Deferred Stock Account shall receive a dividend equivalent payment (“Dividend Equivalent”) on the dividend payment date equal to the amount of the dividend payable on a single share of Common Stock multiplied by the number of RSUs and Deferred Settlement RSUs credited to the Participant’s Deferred Stock Account on the record date for the dividend. Dividend Equivalents shall be credited in the form of additional RSUs (computed to two decimal places) in an amount equal to the result obtained by dividing the amount of the Dividend Equivalent by the Fair Market Value of one share of Common Stock on the dividend payment date. Dividend Equivalents will not be paid in respect of the Cash Units held in a Participant’s Deferred Cash Account.

5.6. Fair Market Value. The Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the New York Stock Exchange (“NYSE”) or the Nasdaq National Market (“Nasdaq”) on the relevant date, as applicable; provided that if, on such date, Nasdaq or the NYSE , as applicable, is not open for business or there are no shares of Common Stock traded on such date, the Fair Market Value of a share of Common Stock shall be equal to the last sale price of one share of Common Stock on the first day preceding such date on which Nasdaq or the NYSE, as applicable, was open for business and reported trades in the Common Stock.

5.7 Interest on Cash Units. At the end of each calendar quarter, all Cash Units in a Participant’s Deferred Cash Account shall be credited with interest (“Interest Credits”) at the rate of either four percent (4%) per annum or the relevant one year Applicable Federal Rate, whichever is lower. Such Interest Credits shall be credited to the Participant’s Deferred Cash Account in the form of additional Cash Units.

5.8 Mandatory Account Deferrals. In the event the Company does not have sufficient RSUs available under its equity incentive plans on any given Valuation Date sufficient to allocate deferrals of Director Fees made on such Date to the Deferred Stock Accounts of the Participants, the excess deferrals shall instead automatically be allocated to the Participant’s Deferred Cash Accounts. Similarly, if the Company does not have sufficient RSUs available to credit any Dividend Equivalent payments to the Deferred Stock Accounts of the Participants, the excess Dividend Equivalent Payments shall be allocated to the Participant’s Deferred Cash Accounts. From and after the date that RSUs again become available for such purposes, Participants shall again be required to credit the entirety of their deferrals to their Deferred Stock Accounts.

6. Payments.

6.1. Payment of Deferred Stock Account. Payment from a Participant’s Deferred Stock Account shall be in shares of Common Stock. The shares of Common Stock available for issuance under this Program shall be issued under, and in accordance with the terms of, the Company’s equity incentive plans. Upon payment, one share of Common Stock shall be issued for each RSU and Deferred Settlement RSU, except that no fractional shares shall be issued, and the Participant shall receive a cash payment in lieu of any fractional share.

6.2. Payment of Deferred Cash Account. Payment from a Participant’s Deferred Cash Account shall be in cash.

6.3	Method and Timing of Distribution.

(a) Installments. Distributions from a Participant’s Deferred Cash Account or Deferred Stock Account may be made in installments, if this option is selected by the Participant in his or her Deferral Election; provided, however, that all deferrals credited prior to January 1, 2007 shall be paid in a lump sum within 30 days following the termination of a Participant’s service on the Board. Installment distributions may be made annually over a period of two to ten years following the termination of a Participant’s service on the Board. The installments may begin upon a Participant’s termination of service or on the first anniversary of the relevant termination date, as elected by the Participant in his or her Deferral Election. The amount of each installment shall be equal to the amount obtained by dividing each portion of a Participant’s Deferred Accounts that is to be paid in installments by the number of installments (including the current installment) remaining to be paid with respect to that portion.

(b) Lump Sum. All deferrals credited prior to January 2007 will be paid in a lump sum within thirty days following the date of the relevant Participant’s termination of service on the Board. Participants may elect to have deferrals credited after January 1, 2007 paid in a lump sum following the termination of their service on the Board. These elections may specify that such payments should be made promptly following the Participant’s termination of service or any anniversary of the Participant’s termination date up to and including the tenth such anniversary.

(c) In-Service. Participants may elect to have deferrals credited after January 1, 2007 distributed during their service on the Board. A separate in-service distribution election must, however, be made for each Plan Period. Each such election must specify the year (“Distribution Year”) in which the in-service distribution is to be made; provided, however, that a Distribution Year must be at least three Plan Periods later than the Plan Period in which the deferral was originally made. Provided the Participant has not had an earlier death, disability or termination of service, the interim distribution shall be made in a lump sum no later than January 31st of the Distribution Year. For example, a Participant making an in-service distribution election for deferrals credited in 2007 may not receive those distributions before 2011 (unless the Participant’s service on the Board is terminated before that date). A Participant may file a written request with the Committee to defer the time (but not the form) of the in-service distribution in accordance with Section 6.3(d). Any interim distribution paid to a Participant shall be deemed a distribution and deducted from the Participant’s Deferred Cash or Stock Accounts, as applicable.

(d) Election to Change Method of Distribution. A Participant may change a previously selected method of distribution of deferrals credited after January 1, 2007 to another method permitted under subsections (a), (b) or (c) above by submitting a change request to the Committee, subject to the following limitations:

(i) The change request must be submitted to and accepted by the Committee at least one year prior to the date (the “Original Distribution Date”) the distribution to the Participant that is to be rescheduled would otherwise have been made or commenced. The change request will not be effective during this twelve month period (with the result being that distributions will be made in accordance with the Participant’s original distribution election if the Original Distribution Date should occur during such twelve-month period);

(ii) A change request may only (A) delay scheduled in-service distributions for at least five years from their Original Distribution Date, (B) change an election to receive deferrals in a lump sum upon termination of service to an installment option where the installments do not begin for at least five years after any such termination or (C) delay the commencement of installment distributions by at least five years from their Original Distribution Date;

(iii) A Participant may not (A) change an election to receive distributions in installments to an election to receive payments in a lump sum or a fewer number of installments, (B) change an election to receive distributions upon or following their termination of service to an election to receive in-service distributions or (C) provide for any distributions prior to the fifth anniversary of the Original Distribution Date associated with those distributions; and

(iv) Notwithstanding the foregoing, the Committee shall interpret all provisions of this Program relating to any requested change to a Participant’s distribution elections in a manner that is consistent with Section 409A of the Internal Revenue Code and the Treasury regulations and other guidance issued thereunder. Accordingly, if the Committee determines that a requested revision to a distribution election is inconsistent with Section 409A of the Internal Revenue Code or other applicable tax law, the request shall not be effective.

(e) Participants may have different distribution elections for different Plan Periods. In other words, a Participant may elect to have a lump sum distribution with respect to deferrals credited in 2007 and file a Deferral Election for 2008 to have deferrals credited in that year distributed in installments.

6.4 Payment to Beneficiary. A Participant may designate one or more beneficiaries who, upon the Participant’s death, are to receive the benefits that otherwise would have been paid to the Participant and may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by the Participant and delivered to the Committee during the Participant’s lifetime. In the event that a Participant dies before receiving payment of the entirety of his or her Deferred Stock Account and Deferred Cash Account (if any), payment shall be made to the Participant’s beneficiaries within 30 days of the Committee’s notice of the Participant’s death. Payment of the Participant’s Deferred Stock Account shall be made in shares of Common Stock. Payment of the Participant’s Deferred Cash Account shall be made in cash. Unless a Participant has otherwise specified in his or her beneficiary designation, the beneficiary or beneficiaries designated by the Participant shall become fixed as of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to such beneficiary’s estate. If a Participant does not designate a beneficiary pursuant to this Section 6.4 or if for any reason such designation is ineffective, in whole or in part, then the benefits that otherwise would have been paid to the Participant (or the part thereof as to which the designation is ineffective, as the case may be) shall be paid to the Participant’s estate and, in such event, the term “beneficiary” shall include such estate.

7. Limitation on Rights of Eligible Directors and Participants. Nothing in this Program will interfere with or limit in any way the rights of the Board or the stockholders of eFunds not to nominate for re-election or remove an Eligible Director or Participant. Neither this Program nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director or Participant will be entitled to serve for any particular period of time or at any particular rate of compensation.

8. Program Amendments, Modifications and Termination. The Company reserves the sole right to terminate, by action of the Committee, this Program and/or the Deferral Elections pertaining to one or more Participants at any time prior to the commencement of distributions to Participants (the termination of a Participant’s Deferral Election shall, however, have only a prospective effect). The Committee may also, in its sole discretion, terminate this Program in its entirety and immediately pay all deferred amounts recorded hereunder in a lump sum. Notwithstanding the foregoing, the Committee’s right to terminate this Program or a Participant’s Deferral Election may only be exercised to the extent permissible under Section 409A of the Internal Revenue Code and the related Treasury regulations and guidance.

9. Effective Date and Duration of the Program. This Program shall become effective on April 1, 2001 and shall continue until terminated by action of the Committee. The expiration or termination of this Program shall not affect any rights of Participants with respect to their Deferred Stock or Deferred Cash Accounts, which shall continue to be governed by the provisions of this Program until their final payment.

10. Participants are General Creditors of eFunds. Participants and their beneficiaries shall be general, unsecured creditors of the Company with respect to any payments to be made pursuant to this Program and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of eFunds. If eFunds shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of eFunds subject to the claims of its general creditors, and neither any Participants nor any of their beneficiaries shall have a legal, beneficial or security interest therein.

11. Miscellaneous.

11.1. Securities Laws and Other Restrictions. Shares of Common Stock to be delivered in payment of Deferred Stock Accounts under this Program shall be subject to such restrictions as the Committee may deem advisable under the Company’s equity incentive plans, any applicable securities laws, rules or regulations or other regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for the shares of Common Stock to reflect such restrictions.

11.2. Nontransferability. No Deferred Cash Accounts or Deferred Stock Accounts shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that a Participant may designate a beneficiary or beneficiaries to receive any property or cash payable with respect to the Participant’s Deferred Cash Account or Deferred Stock Account upon the death of the Participant, as described in Section 6.4 hereof. Except as provided in this Section 11.2, no such Accounts may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against eFunds or any of its affiliates.

11.3 No Liability. Neither the Company nor any of its officers, directors, advisors, agents or affiliates shall be obligated, directly or indirectly, to any Participant for any taxes, penalties, interest or like amounts that may be imposed on a Participant or on account of any amounts due or paid under the Program or on account of any failure of the Program to comply with any provisions of the Internal Revenue Code.